EASYKNIT INTERNATIONAL HOLDINGS LIMITED
永義國際集團有限公司*
(incorporated in Bermuda with limited liability)
(Stock Code: 1218)

EASYKNIT ENTERPRISES HOLDINGS LIMITED
永義實業集團有限公司*
(incorporated in Bermuda with limited liability)
(Stock Code: 616)

EASYKNIT ENTERPRISES HOLDINGS LIMITED MAJOR TRANSACTION POSSIBLE ACQUISITION BY WAY OF MERGER OF 100% OF WITS BASIN PRECIOUS MINERALS INC.

PRICE SENSITIVE INFORMATION FOR EASYKNIT INTERNATIONAL HOLDINGS LIMITED

AND

RESUMPTION OF TRADING

The Merger

Enterprises, Race, a wholly-owned subsidiary of Enterprises, and Wits Basin, have entered into the Merger Agreement, pursuant to which Race will be merged with and into Wits Basin in a transaction in which Wits Basin will be the surviving entity. Subject to the terms and conditions set forth in the Merger Agreement, the outstanding Wits Basin Shares will be, at the Effective Time of the Merger, cancelled and converted automatically into the right to receive in aggregate 24,568,943 Enterprises ADSs, each Enterprises ADS representing 100 Enterprises Shares. In addition, at the Effective Time, Enterprises will be required to issue

Substitute Options and Substitute Warrants to all holders of Wits Basin Options and Wits Basin Warrants to purchase Wits Basin Shares, whether or not exercisable and whether or not vested, immediately prior to the Effective Time under the outstanding Wits Basin Options and Wits Basin Warrants. Holders of Wits Basin Equity Acquisition Rights, at the Effective Time, will hold Substitute Equity Rights to acquire Enterprises ADSs.

The total aggregate Merger Consideration will consist of up to 33,452,863 Enterprises ADSs representing 3,345,286,315 Enterprises Shares representing 46% of the Enterprises Shares as of the Effective Time of the Merger on a fully-diluted basis (upon giving effect to the Merger increased by the issue of Enterprises Shares, at Completion and in connection with exercise of the Substitute Options, Substitute Warrants and Substitute Equity Rights). Based on the closing price of Enterprises Shares on the Last Full Dealing Day, of HK$2.63, the 3,345,286,315 Enterprises Shares will have an aggregate value of HK$8,798,103,008.45.

The 2,456,894,395 Enterprises Shares underlying the Enterprises ADSs to be issued to holders of Wits Basin Shares will represent approximately 62.56% of the existing issued share capital of Enterprises and approximately 38.49% of the enlarged issued share capital of Enterprises immediately after Completion. Together with the 888,391,920 Enterprises Shares underlying the Substitute Options, Substitute Warrants and Substitute Equity Rights to be received in exchange for the Wits Basin Options, Wits Basin Warrants and Wits Basin Equity Acquisition Rights, respectively, as a result of the Merger, the 3,345,286,315 Enterprises Shares will, collectively, represent approximately 85.19% of the existing issued share capital of Enterprises and approximately 46% of the enlarged issued share capital of Enterprises immediately after Completion on a fully-diluted basis (assuming that there will be no change in its issued share capital from the date of this announcement to Completion). Under no circumstances will the number of Enterprises Shares issuable to or for the benefit of Wits Basin Shareholders under the Merger Agreement or to holders of Substitute Options, Substitute Warrants and Substitute Equity Rights exceed 3,345,286,315, subject to adjustment for dilution events.

Wits Basin is a corporation incorporated in the State of Minnesota, USA. Wits Basin Shares trade on the Over-the-Counter Bulletin Board in the USA. The Wits Basin Shareholders which have beneficial ownership of 5% or more of Wits Basin Shares are Independent Third Parties.

Certain effects of the transactions under the Merger Agreement

Immediately after Completion:-

- Enterprises will own all of the issued and outstanding shares of capital stock in the Surviving Corporation, representing all of the economic interest in the Surviving Corporation. The principal asset and business of Enterprises will be that of Wits Basin which is minerals exploration and Enterprises' existing business of knitting, bleaching and dyeing fabrics; and

- International (the existing controlling Enterprises Shareholder) together with its associates and parties acting in concert with it will hold approximately 19.40% of the issued share capital of Enterprises on a fully-diluted basis (assuming that there will be no change in the issued share capital of Enterprises from the date of this announcement to Completion).

Application will be made to the Listing Committee of the Stock Exchange for the listing of, and permission to deal in, the Enterprises Shares underlying the Enterprises ADSs to be issued to holders of Wits Basin Shares and the Enterprises Shares underlying the Enterprises ADSs issuable upon exercise of the Substitute Options, Substitute Warrants and Substitute Equity Rights.

Application will be made to the AMEX to list the Enterprises ADSs to be issued to holders of Wits Basin Shares and the Enterprises ADSs issuable upon exercise of the Substitute Options, Substitute Warrants and Substitute Equity Rights.

General

Under the Listing Rules, the Merger will constitute a major transaction for Enterprises. The Merger is conditional upon the approval of the Enterprises Shareholders, inter alia. Other conditions precedent to the Merger are summarised in the subsection headed "Conditions precedent" in the section headed "The Merger" below.

The Enterprises Shareholders Circular containing, amongst other things, further particulars of the Merger and of Wits Basin, and notice convening the Enterprises SGM will be sent to the Enterprises Shareholders as soon as is practicable. If it becomes apparent before the circular for the Enterprises SGM is posted that the Merger Agreement will not become unconditional there will be no Enterprises SGM and an appropriate announcement will be made.

As Completion is subject to the fulfilment of a number of conditions precedent, the Merger may or may not be consummated. Investors should exercise caution when dealing in the Enterprises Shares and/or International Shares.

Dealings in the Enterprises Shares and the International Shares on the Stock Exchange were suspended at the request of Enterprises and International, respectively, effective from 2:30 p.m. on 20 April 2007. Application has been made by Enterprises and International, respectively, for the resumption of dealings in the Enterprises Shares and the International Shares on the Stock Exchange with effect from 9:30 a.m. on 18 July 2007.

On 30 November 2006, 1 February 2007, 6 February 2007 and 30 March 2007, Enterprises and/or International made announcements concerning the possibility of the Merger. The Enterprises Directors are pleased to announce that a contract for the Merger has now been signed. The Merger will be a major transaction for Enterprises and not a very substantial acquisition as was originally envisaged.

The Merger

Summary of the Merger

The following diagrams illustrate the corporate and shareholding structure of International and Enterprises before Completion and of International, Enterprises and the Surviving Corporation immediately after Completion, on a fully diluted basis:-

Before Completion


MAGICAL PROFITS LIMITED
Directors of International
Public
(Note 2)
Nil
36.74%
63.26%
INTERNATIONAL
Enterprises Directors
Public
Nil
35.93%
64.07%
ENTERPRISES
100%
RACE

After Completion


MAGICAL PROFITS LIMITED
International Directors
Public
(Note 2)
Nil
36.74%
63.26%
INTERNATIONAL
Enterprises Directors
Public
Nil
19.40%
80.60%
ENTERPRISES
100%
SURVIVING CORPORATION (WHICH WILL COMPRISE WITS BASIN AND RACE

Notes:

1. These diagrams assume full exercise of Substitute Options, Substitute Warrants and Substitute Equity Rights.

2. Magical Profits Limited, is wholly-owned by Accumulate More Profits Limited which in turn is wholly-owned by Hang Seng Bank Trustee International Limited as trustee of The Magical 2000 Trust (the beneficiaries of which include Ms. Lui Yuk Chu, a director of Enterprises and of International and her family members other than her spouse).

The Merger Agreement

On 20 April 2007, the parties specified below entered into the Merger Agreement which contains terms including those described below.

Parties to the Merger Agreement:

(1) Enterprises

(2) Race

(3) Wits Basin

Summary:

Enterprises, Race, a wholly-owned subsidiary of Enterprises, and Wits Basin, have entered into the Merger Agreement, pursuant to which Race will be merged with and into Wits Basin in a transaction in which Wits Basin will be the surviving entity (the "Surviving Corporation"). Subject to the terms and conditions set forth in the Merger Agreement, the outstanding Wits Basin Shares will be, at the Effective Time of the Merger, cancelled and converted automatically into the right to receive in aggregate 24,568,943 Enterprises ADSs, each Enterprises ADS representing 100 Enterprises Shares and thus 2,456,894,395 Enterprises Shares in aggregate. In addition, at the Effective Time, Enterprises will be required to issue Substitute Options and Substitute Warrants to all holders of Wits Basin Options and Wits Basin Warrants to purchase Wits Basin Shares, whether or not exercisable and whether or not vested, immediately prior to the Effective Time under the outstanding Wits Basin Options and Wits Basin Warrants. Holders of Wits Basin Equity Acquisition Rights, at the Effective Time, will hold Substitute Equity Rights to acquire Enterprises ADSs.

The aggregate Merger Consideration will consist of up to 33,452,863 Enterprises ADSs representing 3,345,286,315 Enterprises Shares representing 46% of the Enterprises Shares as of the Effective Time of the Merger on a fully-diluted basis (assuming exercise in full of the Substitute Options, Substitute Warrants and Substitute Equity Rights and no issue of Enterprises Shares prior to Completion). Under no circumstances will the number of Enterprises Shares issuable to or for the benefit of Wits Basin Shareholders under the Merger Agreement or to holders of Substitute Options, Substitute Warrants and Substitute Equity Rights exceed 3,345,286,315, subject to adjustment for dilution events.

	Based on the closing price of Enterprises Shares on the Last Full Dealing Day, of HK$2.63, the 3,345,286,315 Enterprises Shares will have an aggregate value of HK$8,798,103,008.45.
Subject matter of the Merger:	All issued and outstanding Wits Basin Shares, Wits Basin Options, Wits Basin Warrants and Wits Basin Equity Acquisition Rights.
Process and consideration:	To effect the Merger, Wits Basin Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and shall be converted automatically into the right to receive 24,568,943 Enterprises ADSs issued in accordance with a deposit agreement to be entered into by and among Enterprises, The Bank of New York, as depositary, and the registered owners and holders from time to time of Enterprises ADSs. As of the Effective Time, immediately prior to the Effective Time, Wits Basin Shares, Wits Basin Options, Wits Basin Warrants and Wits Basin Equity Acquisition Rights will be exchanged for in the aggregate, no more than 46% of the Enterprises Shares on a fully-diluted basis. The Merger Consideration will consist of up to 33,452,863 Enterprises ADSs representing 3,345,286,315 Enterprises Shares to be allocated among all issued and outstanding Wits Basin Shares and the Substitute Options, Substitute Warrants and Substitute Equity Rights to be issued to holders of Wits Basin Options, Wits Basin Warrants and Wits Basin Equity Acquisition Rights, respectively, at the Effective Time.

Under the Convertible Notes Purchase Agreement dated 10 April 2007 between China Gold, LLC and Wits Basin (the "CB Purchase Agreement"), the maximum principal amount of Wits Basin Convertible Notes that may be issued to China Gold, LLC is US$25 million. On 10 April 2007, the initial closing of the CB Purchase Agreement, Wits Basin issued and sold Wits Basin Convertible Notes in the principal amount of US$3 million to China Gold, LLC. Under the CB Purchase Agreement, Wits Basin is required, subject to certain conditions, including having sufficient authorized common stock to issue shares of common stock upon exercise of the conversion right under the Wits Basin Convertible Notes, prior to 9 April 2008, to issue and sell additional Wits Basin Convertible Notes up to an aggregate principal amount of US$9 million, and China Gold, LLC is required to purchase such additional Wits Basin Convertible Notes. In addition, under the CB Purchase Agreement, from time to time prior to 9 April 2008, Wits Basin may also request China Gold, LLC to purchase additional Wits Basin Convertible Notes in an aggregate maximum principal amount of US$13 million, and China Gold, LLC may, in its discretion, purchase such additional Wits Basin Convertible Notes.

On 19 June 2007, Wits Basin entered into an amendment to the CB Purchase Agreement with China Gold, LLC to (a) clarify that the obligations of the parties to sell and purchase Wits Basin Convertible Notes under the CB Purchase Agreement shall terminate at the earlier of (1) 10 April 2008 and (2) the Effective Time of the Merger, (b) provide Wits Basin with an opportunity to prepay its obligations under the Wits Basin Convertible Notes, and (c) extend certain registration rights to China Gold, LLC.

On 19 June 2007, Wits Basin sold to China Gold, LLC an additional Wits Basin Convertible Note in a principal amount of US$4 million. At 30 June 2007, Wits Basin had issued an aggregate of US$9 million of Wits Basin

Convertible Notes, including the initial issuance of Wits Basin Convertible Notes in an aggregate principal amount of US$3 million on 10 April 2007, a Wits Basin Convertible Note in an aggregate principal amount of US$2 million issued on 7 May 2007 and the Wits Basin Convertible Notes in an aggregate principal amount of US$4 million issued on 19 June 2007. Accordingly, Wits Basin Convertible Notes in an aggregate amount of US$9 million were outstanding at 30 June 2007.

Any Wits Basin Convertible Notes outstanding immediately prior to the Effective Time will automatically convert into Wits Basin Shares immediately prior to the Effective Time. No Wits Basin Convertible Notes will be outstanding at the Effective Time and the holders of Wits Basin Convertible Notes immediately prior to the Effective Time will be holders of Wits Basin Shares at the Effective Time. Wits Basin Convertible Notes are convertible into Wits Basin Shares based on an initial conversion price of US$1.00 per Wits Basin Share, subject to adjustment. Under the terms of the CB Purchase Agreement, as amended, China Gold, LLC has no right to demand that Wits Basin issue Wits Basin Convertible Notes in excess of an aggregate amount of US$12 million, either prior to or after the Effective Time. Further, Wits Basin is under no obligation to issue any Wits Basin Convertible Notes in excess of an aggregate amount of US$12 million, either prior to or after the Effective Time. For purposes of this announcement, all calculations based on, and all statements as to, the number of Wits Basin Shares outstanding as of the Effective Time assume the US$9 million of currently outstanding Wits Basin Convertible Notes shall have been converted into Wits Basin Shares at a conversion price of US$1.00 per Wits Basin Share and that no Wits Basin Convertible Notes will remain outstanding at the Effective Time.

Because all Wits Basin Convertible Notes outstanding immediately prior to the Effective Time will automatically convert into Wits Basin Shares, current holders of Wits Basin Convertible Notes will be holders of Wits Basin Shares as of the Effective Time and will be treated in the same way as all other holders of Wits Basin Shares. Wits Basin Convertible Notes will not be exchanged for Wits Basin Options, Wits Basin Warrants or Wits Basin Equity Acquisition Rights.

Wits Basin has no obligation to issue un-issued Wits Basin Convertible Notes after the Effective Time.

Each Wits Basin Share held in the treasury of Wits Basin and each Wits Basin Share owned by Race, Enterprises or any direct or indirect wholly-owned subsidiary of Enterprises or of Wits Basin immediately prior to the Effective Time will be cancelled without any conversion and no payment or distribution shall be made with respect thereto.

Each issued and outstanding share of capital stock of Race immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and non-assessable share in the Surviving Corporation.

No certificates or scrip representing fractional interests in Enterprises ADSs will be issued and such fractional interests will not entitle the owner thereof to vote or to any other rights of an Enterprises Shareholder or a holder of Enterprises ADRs or Enterprises ADSs and arrangements will be made for the sale of fractional entitlements, details of which will be set out in the Enterprises Shareholders Circular.

In consideration of the cancellation of their Wits Basin Shares, the Wits Basin Shareholders will be issued Enterprises ADSs, each of which will represent the right to receive 100 Enterprises Shares.

The basis of exchange of Wits Basin Shares for Enterprises ADSs and of Wits Basin Equity Acquisition Rights, Wits Basin Options and Wits Basin Warrants for Substitute Equity Rights, Substitute Options and Substitute Warrants, respectively, was arrived at after arms' length negotiations taking into account the perceived business prospects of Wits Basin and Enterprises.

The 2,456,894,395 Enterprises Shares underlying the Enterprises ADSs issuable to holders of Wits Basin Shares will represent approximately 62.56% of the existing issued share capital of Enterprises and approximately 38.49% of the enlarged issued share capital of Enterprises immediately after Completion (assuming that there is no change in its issued share capital from the date of this announcement to Completion).

The 888,391,920 Enterprises Shares underlying the Substitute Options, Substitute Warrants and Substitute Equity Rights issuable in substitution for the Wits Basin Options, Wits Basin Warrants, and Wits Basin Equity Acquisition Rights, respectively, will represent approximately 22.62% of the existing issued share capital of Enterprises and approximately 13.92% of the enlarged issued share capital of Enterprises immediately after Completion (assuming that there is no change in its issued share capital from the date of this announcement to Completion) but before exercise of any Substitute Options, Substitute Warrants and Substitute Equity Rights and approximately 12.22% of the enlarged issued share capital after exercise in full of the Substitute Options, Substitute Warrants and Substitute Equity Rights.

Application will be made to the Listing Committee of the Stock Exchange for the listing of, and permission to deal in the Enterprises Shares underlying the Enterprises ADSs issuable upon exercise of the Substitute Options, Substitute Warrants and Substitute Equity Rights.

Application will be made to the AMEX to list the Enterprises ADSs to be issued to holders of Wits Basin Shares and the Enterprises ADSs issuable upon exercise of the Substitute Options, Substitute Warrants and Substitute Equity Rights. Enterprises is required to use its reasonable best efforts to obtain approval of such listing on the AMEX prior to the Effective Time.

Conditions precedent:

Completion is conditional upon the fulfilment (or waiver, in certain cases) of conditions precedent summarised as follows.

The obligations of all three parties to consummate the Merger and the other Transactions are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a) Certain registration statements in the USA shall have been declared effective under the Securities Act and no stop order suspending the effectiveness shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC.

(b) Enterprises shall have received all approvals and confirmations from the Stock Exchange necessary to dispatch Enterprises Shareholders Circular to the Enterprises Shareholders.

(c) Approval of the Wits Basin Shareholders shall have been obtained in accordance with the MBCA and Wits Basin's Articles of Incorporation, and such approval shall not have been rescinded, revoked or otherwise withdrawn.

(d) Approval of Enterprises Shareholders shall have been obtained, and such approval shall not have been rescinded, revoked or otherwise withdrawn.

(e) No governmental authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(f) There shall not be pending any action or proceeding by any governmental authority of any competent jurisdiction challenging or seeking to make illegal or to restrain or prohibit the consummation of the Merger.

(g) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act (if any) shall have expired or been terminated.

(h) The Enterprises ADSs to be issued in the Merger shall have been authorized for quotation on AMEX and the Listing Committee of the Stock Exchange granting listing of, and permission to deal in Enterprises Shares underlying the Enterprises ADSs, in each case, subject to official notice of issuance and other customary conditions.

(i) The Merger and the other Transactions will not have been deemed to constitute or have been deemed to be a reverse take-over transaction under Rule 14.06 of the Listing Rules and Enterprises will not have been required to comply with the procedures and requirements for new listing applications as set out in Chapter 9 of the Listing Rules. The parties consider that this condition has been satisfied.

(j) The SFC shall have issued an advance ruling that the Merger and the other Transactions do not require the holder of record of Wits Basin Shares to make a mandatory general offer for all Enterprises Shares as a result of, or in connection with the Merger under the Takeovers Code. This condition has already been satisfied.

Conditions to the Obligations of Enterprises and Race

The obligations of Enterprises and Race to consummate the Merger and the other Transactions are subject to the satisfaction or waiver, where permissible, by Enterprises or Race, as the case may be, of the following additional conditions:

(a) (i) The representations and warranties of Wits Basin in the Merger Agreement shall have been true and correct in all material respects as of the date of the Merger Agreement and shall be true and correct in all material respects as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (ii) the representations and warranties of Wits Basin otherwise contained in the Merger Agreement shall have been true and correct as of the date of the Merger Agreement (without giving effect to any qualification or limitation as to materiality or Wits Basin Material Adverse Effect set forth therein) and shall be true and correct as of the Effective Time (without giving effect to any qualification or limitation as to materiality or Wits Basin Material Adverse Effect set forth therein), as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case of as such earlier date), except in this clause (ii) where the failure of such other representations of Wits Basin to be so true and correct (without giving effect to any qualification or limitation as to materiality or Wits Basin Material Adverse Effect set forth therein) would not reasonably be expected, individually or in the aggregate, to have a Wits Basin Material Adverse Effect.

(b) Wits Basin shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Wits Basin shall have delivered to Enterprises a certificate, signed by the chief executive officer or other authorized officer of Wits Basin, certifying as to the satisfaction of certain conditions in the Merger Agreement.

(d) Certain third-party consents, approvals or authorizations shall have been obtained.

(e) No Wits Basin Material Adverse Effect shall have occurred after the date of the Merger Agreement.

(f) Enterprises shall have received a legal opinion to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, that each of Enterprises, Race and Wits Basin will be a party to the reorganization within the meaning of Section 368(b) of the Code.

(g) Enterprises shall have received executed letters from certain directors, executive officers and affiliates regarding certain USA securities laws concerns and such letters shall be in full force and effect.

(h) The result of Enterprises' due diligence with respect to Wits Basin and Wits Basin's assets, businesses and operations shall be satisfactory to Enterprises, in its sole and absolute discretion.

(i) Enterprises shall have received employment agreements for Stephen D. King, William B. Green, Mark D. Dacko and Clyde L. Smith with the Surviving Corporation or with Enterprises, duly executed by the employees who are parties thereto, in form and substance satisfactory to Enterprises.

(j) Holders of no more than 2% of the issued and outstanding Wits Basin Shares as of the Effective Time shall have demanded and perfected appraisal or dissenters rights pursuant to the MBCA.

(k) Enterprises shall have received a certified copy of each technical valuation or reserves report prepared by qualified mining experts of each mining property in which Wits Basin or a Wits Basin Subsidiary has an interest and the form and substance of each such report shall be satisfactory to Enterprises in its sole discretion.

Conditions to the Obligations of Wits Basin

The obligations of Wits Basin to consummate the Merger are subject to the satisfaction or waiver, where permissible, by Wits Basin of the following additional conditions:

(a) (i) The representations and warranties of Enterprises contained in the Merger Agreement shall have been true and correct in all material respects as of the date of the Merger Agreement and shall be true and correct in all material respects as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (ii) the representations and warranties of Enterprises otherwise contained in the Merger Agreement shall have been true and correct as of the date of the Merger Agreement (without giving effect to any qualification or limitation as to materiality or Enterprises Material Adverse Effect set forth therein) and shall be true and correct as of the Effective Time (without giving effect to any qualification or limitation as to materiality or Enterprises Material Adverse Effect set forth therein), as though made on and as of the

Effective Time (except to the extent expressly made as of an earlier date, in which case of as such earlier date), except in this clause (ii) where the failure of such other representations of Enterprises to be so true and correct (without giving effect to any qualification or limitation as to materiality or Enterprises Material Adverse Effect set forth therein) would not reasonably be expected, individually or in the aggregate, to have an Enterprises Material Adverse Effect.

(b) Enterprises and Race shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Enterprises shall have delivered to Wits Basin a certificate, signed by the chief executive officer or other authorized officer of Enterprises, certifying as to the satisfaction of certain conditions.

(d) Certain third-party consents, approvals or authorizations shall have been obtained.

(e) No Enterprises Material Adverse Effect shall have occurred after the date of the Merger Agreement.

(f) Wits Basin shall have received a USA legal opinion to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and that each of Enterprises, Race and Wits Basin will be a party to the reorganization within the meaning of Section 368(b) of the Code.

(g) The result of Wits Basin's due diligence with respect to Enterprises and Enterprises's assets, businesses and operations shall be satisfactory to Wits Basin, in its sole and absolute discretion.

(h) Wits Basin shall have received an executed registration rights agreement with respect to the registration of Enterprises ADSs to be received by affiliates of Wits Basin as a result of the Merger, which agreement and any supplement thereto required thereby shall be in full force and effect.

(i) Enterprises shall have made, and received any required shareholder approval for, the board appointments referred to below.

Save for the conditions as to shareholder approval, third-party consents, and regulatory requirements, each of the conditions is capable of being waived. Race and Enterprises have no present intention that any condition will be waived and understand that Wits Basin has no such intention, except as mentioned below.

At the date of this announcement the condition of the SFC having issued a ruling has been satisfied and the parties consider that the condition that the Merger and the other Transactions will not be deemed to constitute or be a reverse takeover transaction under Rule 14.06 of the Listing Rules and Enterprises will not have been required to comply with the procedures and requirements of the new listing application set out in Chapter 9 of the Listing Rules has been satisfied. Save as stated above no conditions have been satisfied.

If it becomes apparent before the circular for the Enterprises SGM is posted that the Merger Agreement will not become unconditional there will be no Enterprises SGM and an appropriate announcement will be made.

If the Effective Time shall not have occurred by 31 December 2007 then any party may, thereafter at its option by notice to the other parties thereto elect to terminate the Merger Agreement, in which event the Merger Agreement will become void, save in respect of any obligation to pay expenses and termination fees.

Completion:	The Merger Agreement provides that Completion will take place within two business days following the satisfaction or waiver of the conditions precedent.

Enterprises Board

Enterprises is required to use its reasonable best efforts, subject to the fiduciary duties of the Enterprises Board, to (i) cause the number of directors comprising the Enterprises Board as of immediately after the Effective Time to be increased, such that the number of executive members of the Board shall be four instead of three; (ii) cause Stephen D. King and Norman D. Lowenthal (being the Wits Basin Designated Directors), to be nominated for election as directors of Enterprises, effective as of the Effective Time, at the Enterprises SGM so that the directors and officers of Enterprises after the Merger shall be: (A) Stephen D. King, Tse Wing Chiu, Ricky, Lui Yuk Chu and Kwong Jimmy Cheung Tim as Executive Directors (B) Norman D. Lowenthal as Non-Executive Director and (C) Kan Ka Hon, Lau Sin Ming and Foo Tak Ching as Independent Non-Executive Directors.

The following information about the Wits Basin Designated Directors has been provided by Wits Basin:-

Norman D. Lowenthal

Mr. Lowenthal became a director of Wits Basin in September 2003. Mr. Lowenthal is a South African businessman and is Vice-Chairman of SSC-Sino Gold Consulting Co. Ltd. Mr. Lowenthal was Chairman of the Johannesburg Stock Exchange, South Africa, from 1997 to 2000 and currently sits as a member of South Africa's Securities Regulation Panel. He was chairman of several listed gold and diamond mining companies during the 1990s and has been actively involved in the diamond industry since 1960 assisting in the discovery of several major diamond finds in South Africa.

Stephen D. King

Mr. King became a director of Wits Basin in July 2004 and served as its President from March 2006 until September 2006, at which time he was appointed CEO. Mr. King is also the CEO of SDK Investments of Atlanta, Georgia, a financial advisory firm. Mr. King has extensive experience as a financing specialist in a variety of business enterprises, including real estate, finance and media.

Competing Transaction

The parties have agreed amongst other things until the earlier of the Effective Time and the termination of the Merger Agreement not to, directly or indirectly: (i) solicit, initiate or knowingly encourage or take any other action knowingly to facilitate, any inquiries or the making of any proposal or offer that constitutes a Competing Transaction; (ii) enter into or maintain or continue discussions or negotiations with any person in furtherance of such inquiries or to obtain a Competing Transaction; (iii) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or other contract, agreement or commitment contemplating or otherwise relating to any Competing Transaction; or (iv) authorize or permit any of the officers, directors or employees of such party or any of its subsidiaries, or any investment banker, financial advisor, attorney, accountant or other representative retained by such party, to take any such action.

Except in limited circumstances, the Wits Basin Board is not permitted to make a change in the Wits Basin Board Recommendation (a "Change in Wits Basin Board Recommendation") in a manner adverse to Enterprises or Race or approve or recommend, or cause or permit Wits Basin to enter into any letter of intent, agreement or obligation with respect to, any Competing Transaction. Notwithstanding the foregoing, if, prior to the approval of the Merger Agreement and the Merger by Wits Basin Shareholders, the Wits Basin Board determines, in its good faith judgment prior to the Effective Time and after consultation with independent legal counsel (who may be Wits Basin's regularly engaged independent legal counsel), that to make a Change in the Wits Basin Board Recommendation is consistent with its fiduciary obligations to Wits Basin and its shareholders under applicable law, Wits Basin Board may recommend a Wits Basin Superior Proposal (defined below), but only (i) after providing written notice to Enterprises (a "Notice of Wits Basin Superior Proposal") advising Enterprises that the Wits Basin Board has received a Wits Basin Superior Proposal, specifying the material terms and conditions of such Wits Basin Superior Proposal and identifying the person making such Wits Basin Superior Proposal and indicating that the Wits Basin Board intends to effect a Change in Wits Basin Board Recommendation and the manner in which it intends (or may intend) to do so, and (ii) if Enterprises does not, within three business days of Enterprises' receipt of the Notice of Wits Basin Superior Proposal, deliver to Wits Basin a binding, written offer that the Wits Basin Board determines, in its good faith judgment (after having consulted with independent legal counsel and a financial advisor of nationally recognized reputation in the USA or Hong Kong) to be at least as favourable to Wits Basin Shareholders as such Wits Basin Superior Proposal. For the purposes of this announcement, a "Wits Basin Superior Proposal" means an unsolicited bona fide offer made by a third party which (i) is for a transaction, whether a merger, purchase of assets, tender offer or otherwise, other

than the Transactions, which, if consummated, would result in (A) the Wits Basin Shareholders immediately preceding such transaction holding less than 50% of the equity interest in the surviving or resulting entity of such transaction or (B) a third party's acquiring more than 50% of the assets of Wits Basin and Wits Basin Subsidiaries, taken as a whole, and (ii) is on terms that the Wits Basin Board determines, in its good faith judgment (A) if consummated pursuant to its terms, is reasonably likely to result in a transaction that is more favourable to the Wits Basin Shareholders, from a financial point of view, than the Merger and (B) is reasonably capable of being completed on the terms proposed.

Except in limited circumstances, the Enterprises Board is not permitted to make a change in the Enterprises Board Recommendation (a "Change in the Enterprises Board Recommendation") in a manner adverse to Wits Basin or approve or recommend, or cause or permit Enterprises to enter into any letter of intent, agreement or obligation with respect to, any Competing Transaction. Notwithstanding the foregoing, if, prior to the approval of the Merger Agreement, the Merger and other Transactions at the Enterprises SGM, the Enterprises Board determines, in its good faith judgment prior to the Effective Time and after consultation with independent legal counsel, that to make a Change in the Enterprises Board Recommendation is consistent with its fiduciary obligations to Enterprises and its shareholders under applicable law, the Enterprises Board may recommend an Enterprises Superior Proposal (defined below), but only (i) after providing written notice to Wits Basin (a "Notice of Enterprises Superior Proposal") advising Wits Basin that the Enterprises Board has received an Enterprises Superior Proposal, specifying the material terms and conditions of such Enterprises Superior Proposal and identifying the person making such Enterprises Superior Proposal and indicating that the Enterprises Board intends to make a Change in the Enterprises Board Recommendation and the manner in which it intends (or may intend) to do so, and (ii) if Wits Basin does not, within three business days of Wits Basin's receipt of the Notice of Enterprises Superior Proposal, deliver to Enterprises a binding written offer that the Enterprises Board determines, in its good faith judgment (after having consulted with independent legal counsel and a financial advisor of nationally recognized reputation in the USA or Hong Kong) to be at least as favourable to Enterprises Shareholders as such Enterprises Superior Proposal. For the purposes of this announcement, an "Enterprises Superior Proposal" means an unsolicited bona fide offer made by a third party which (i) is for a transaction, whether a merger, purchase of assets, tender offer or otherwise, other than the Transactions, which, if consummated, would result in (A) the Enterprises Shareholders immediately preceding such transaction holding less than 50% of the equity interest in the surviving or resulting entity of such transaction or (B) a third party's acquiring more than 50% of the assets of Enterprises and Enterprises Subsidiaries, taken as a whole, and (ii) is on terms that the Enterprises Board determines, in its good faith judgment

(A) if consummated pursuant to its terms, is reasonably likely to result in a transaction that is more favourable to the Enterprises Shareholders from a financial point of view, than the Merger and (B) is reasonably capable of being completed on the terms proposed.

Break up fee

If a Wits Basin Payment Event occurs, Wits Basin must pay Enterprises, and if an Enterprises Payment Event occurs, Enterprises must pay Wits Basin, a fee of US$30,000,000 (approximately HK$234,000,000).

If a Wits Basin Payment Event occurs, Wits Basin must reimburse Enterprises, 100% of its documented out-of-pocket fees and expenses (including reasonable fees and expenses of its counsel) up to US$500,000 (approximately HK$3,900,000) actually incurred by it in connection with the Merger Agreement and the Transactions.

If an Enterprises Payment Event occurs, Enterprises must reimburse Wits Basin 100% of its documented out-of-pocket fees and expenses (including reasonable fees and expenses of its counsel) up to US$500,000 (approximately HK$3,900,000) actually incurred by it in connection with the Merger Agreement and the Transactions.

Post Completion

Immediately after Completion the principal assets and business of Enterprises will be those of Wits Basin and its existing knitting, dyeing and bleaching businesses. Current Wits Basin Shareholders on the one hand and International and its associates and parties acting in concert on the other hand will hold approximately 46% and 19.40%, respectively, of the issued share capital of Enterprises (in the form of Enterprises ADSs in the case of Wits Basin Shareholders) on a fully-diluted basis (assuming that there will be no change in its share capital from the date of this announcement to Completion and assuming full exercise of the Substitute Options, Substitute Warrants and Substitute Equity Rights). A further analysis of the shareholding structure of Enterprises before and after Completion is set out below in the section headed "Changes to the shareholdings in Enterprises as a result of the Merger" below.

Changes to shareholdings in Enterprises as a result of the Merger

The beneficial interest in Enterprises of Wits Basin Shareholders, International and public Enterprises Shareholders immediately before and after Completion are as follows:-

	Before Completion		**Immediately after Completion but before exercise of any Substitute Options, Substitute Warrants and Substitute Equity Rights**		**Immediately after Completion and after full exercise of all Substitute Options, Substitute Warrants and Substitute Equity Rights**	
	No. of Enterprises Shares	*%*	*No. of Enterprises Shares*	*%*	*No. of Enterprises Shares*	*%*
Wits Basin Shareholders *(Notes 1 and 2)*	Nil	Nil	2,456,894,395	38.49	3,345,286,315	46.00
International	1,410,852,520	35.93	1,410,852,520	22.10	1,410,852,520	19.40
Existing public Enterprises Shareholders	2,516,222,720	64.07	2,516,222,720	39.41	2,516,222,720	34.60
Total	3,927,075,240	100.00	6,383,969,635	100.00	7,272,361,555	100.00

Notes:

1. Including holders of outstanding Wits Basin Convertible Notes, Wits Basin Options, Wits Basin Warrants and Wits Basin Equity Acquisition Rights. To the best knowledge of Enterprises, no single Wits Basin Shareholder will become a controlling shareholder (as such term is defined in the Listing Rules) of Enterprises immediately after and as a result only of Completion.

2. Interests in Enterprises Shares through Enterprises ADSs.

3. The numbers given above are based on the assumption that holders of the Wits Basin Options, Wits Basin Warrants and Wits Basin Equity Acquisition Rights consent, to the extent that their consent is required, to the issuance of the Substitute Options, Substitute Warrants and Substitute Equity Rights, as the case may be. The numbers given above are also based on the fact that the amount of the Merger Consideration will not change and on the assumptions that there will be no change in the number of Wits Basin Shares, on a fully-diluted basis (taking into account all outstanding Wits Basin Options, Wits Basin Warrants, Wits Basin Convertible Notes and Wits Basin Equity Acquisition Rights), prior to the Effective Time and that the Substitute Options, Substitute Warrants and Substitute Equity Rights are issued. Any increase, in the number of Wits Basin Shares, on a fully-diluted basis, prior to the Effective Time will have the effect of decreasing the amount of Merger Consideration payable with respect to each Wits Basin Share (including each Wits Basin Share issued upon conversion of then-outstanding Wits Basin Convertible Notes) outstanding as of the Effective Time and payable to holders of Wits Basin Options, Wits Basin Warrants and Wits Basin Equity Acquisition Rights upon exercise of their Substitute Options, Substitute Warrants and Substitute Equity Rights. Any decrease in the number of Wits Basin Shares, on a fully-diluted basis, prior to the Effective Time would have the opposite effect by increasing the amount of Merger Consideration payable with respect to each Wits Basin Share (including each Wits Basin Share issued upon conversion of then-outstanding Wits Basin Convertible Notes) outstanding as of the Effective Time and payable to holders of Wits Basin Options, Wits Basin Warrants and Wits Basin Equity Acquisition Rights upon exercise of their Substitute Options, Substitute Warrants and Substitute Equity Rights.

4. The numbers given above are based on a conversion price of US$1.00 per share and the principal amount of the Wits Basin Convertible Notes outstanding as of 30 June 2007, but without taking into account unpaid and accrued interest under the Wits Basin Convertible Notes. Under the terms of the Wits Basin Convertible Notes, the unpaid principal and accrued interest under the Wits Basin Convertible Notes are convertible into the number of Wits Basin Shares computed by dividing this amount by a conversion price of US$1.00, subject to adjustment. The exact amount of accrued and unpaid interest under the Wits Basin Convertible Notes will depend on the Effective Time, which is not currently known. Because all Wits Basin Convertible Notes outstanding immediately prior to the Effective Time will automatically convert into Wits Basin Shares, the holders of Wits Basin Convertible Notes will be holders of Wits Basin Shares as of the Effective Time and will be treated the same as all other holders of Wits Basin Shares. Wits Basin Convertible Notes are not Wits Basin Options, Wits Basin Warrants or Wits Basin Equity Acquisition Rights.

5. The interests of the Wits Basin Managers and the Wits Basin Major Shareholders (both included in "Wits Basin Shareholders") are and are expected to be as follows:-

Their interests in Enterprises Shares will be through Enterprises ADSs.

	Before Completion		Immediately after Completion but before exercise of any Substitute Options, Substitute Warrants and Substitute Equity Rights		Immediately after Completion and after full exercise of all Substitute Options, Substitute Warrants and Substitute Equity Rights	
	No. of Enterprises Shares	*%*	*No. of Enterprises Shares*	*%*	*No. of Enterprises Shares*	*%*
H. Vance White	Nil	Nil	Nil	Nil	31,456,461	0.43
Stephen D. King and his spouse	Nil	Nil	Nil	Nil	123,656,433	1.70
Mark D. Dacko	Nil	Nil	Nil	Nil	20,934,817	0.29
Clyde L. Smith	Nil	Nil	Nil	Nil	43,388,222	0.60
Norman D. Lowenthal	Nil	Nil	4,338,822	0.07	21,694,111	0.30
Andrew Green	Nil	Nil	142,096,428	2.23	142,096,428	1.95
Thomas Brazil and his spouse	Nil	Nil	104,085,460	1.63	177,574,261	2.44
Pacific Dawn Capital	Nil	Nil	75,220,187	1.18	154,765,268	2.13
Hawk Precious Minerals Inc. and its wholly-owned subsidiary	Nil	Nil	74,898,918	1.17	75,549,742	1.04

6. The numbers in the tables above are based on WB Shares in issue at 6 July 2007 Minnesota time being the latest practicable date for ascertaining this information.

Reasons for the Merger

The current principal activities of the Enterprises Group are knitting, bleaching and dyeing fabrics. Enterprises has no intention of disposing of its existing businesses after Completion.

International at present accounts for Enterprises as an "associate" using the equity method. Completion of the Merger will result in an immediate and material dilution of International's interest in Enterprises. International will remain a significant investor in Enterprises and will continue to account for its Enterprises as an "associate" using the equity method and the board of directors of International is optimistic about the future prospects of Enterprises as owner of the Surviving Corporation.

The Merger if it proceeds will allow the Enterprises Group to diversify its business interests into mining, a sector in which the Enterprises Directors foresee attractive growth prospects, and reduce its reliance on its current businesses which operate in a highly-competitive environment with no significant barriers to entry.

Financial Information about Enterprises

The audited consolidated turnover, the audited consolidated net profit or loss after tax and extraordinary items of Enterprises attributable to the Enterprises Shareholders for the financial years ended 31 March 2005, 31 March 2006 and 31 March 2007, respectively, prepared applying Hong Kong accounting standards, were as follows:-

	Year ended 31 March 2005 *HK$'000*	**Year ended 31 March 2006** *HK$'000*	**Year ended 31 March 2007** *HK$'000*
Turnover	53,662	58,039	75,964
(Loss) Profit attributable to Enterprises Shareholders	6,104	(32,857)	(11,481)

The audited consolidated net asset value after deducting intangible assets of the Enterprises Group as at 31 March 2005, 31 March 2006 and 31 March 2007, respectively, extracted from the audited consolidated financial statements of the Enterprises Group were as follows:-

	As at 31 March 2005 *HK$'000*	**As at 31 March 2006** *HK$'000*	**As at 31 March 2007** *HK$'000*
Net asset value	64,021	175,028	168,634
Asset value after deducting intangible assets	42,899	175,028	168,634

The Enterprises Directors (including the independent non-executive Enterprises Directors) consider that the terms of the Merger Agreement are fair and reasonable to Enterprises and the Enterprises Shareholders.

Major shareholding

International (the existing controlling Enterprises Shareholder) together with its associates and parties acting in concert with it will hold approximately 19.40% of the issued share capital of Enterprises on a fully-diluted basis (assuming that there will be no change in the issued share capital of Enterprises from the date of this announcement to Completion).

Relevant requirements of the Listing Rules

Pursuant to the Listing Rules, the Merger constitutes a major transaction for Enterprises. As the Merger constitutes a major transaction for Enterprises under the Listing Rules, the Merger is subject to the approval of the Enterprises Shareholders at the Enterprises SGM. No Enterprises Shareholder will be required to abstain from voting at the Enterprises SGM.

It is the intention to maintain the listing of Enterprises on the Stock Exchange after Completion and the Enterprises Directors will undertake that appropriate steps will be taken as soon as possible following Completion to ensure that not less than 25% of the Enterprises Shares will be held by the public. Upon Completion, should there be less than 25% of the issued and outstanding Enterprises Shares in public hands, Enterprises will take appropriate steps which may or may not include issue of new Enterprises Shares to Independent Third Parties as soon as practicable after Completion.

The Stock Exchange has stated that it will closely monitor the trading in the Enterprises Shares on the Stock Exchange. If the Stock Exchange believes that:

- **a false market exists or may exist in the Enterprises Shares; or**
- **there are too few Enterprises Shares in public hands to maintain an orderly market,**

it will consider exercising its discretion to suspend trading in the Enterprises Shares.

As Wits Basin is a minerals exploration company, Chapter 18 of the Listing Rules is applicable to the Merger under Rule 18.07 of the Listing Rules. Additional contents under Rule 18.09 of the Listing Rules including but not limited to the technical report of the natural resources and/or exploration rights held by Wits Basin will be included in the Enterprises Shareholders Circular.

Information on Wits Basin

Wits Basin has informed Enterprises that:-

Wits Basin was originally incorporated under the laws of the State of Colorado, USA in December 1992 under the name Meteor Industries, Inc. In conjunction with a merger in April 2001 with Active IQ Technologies, Inc., it was reincorporated under Minnesota law and changed its name to Active IQ Technologies, Inc. In June 2003, it changed its name to Wits Basin Precious Minerals Inc., in order to further associate its corporate name with its new business model.

Currently, Wits Basin is a minerals exploration and development company based in Minneapolis, Minnesota, USA. Wits Basin holds interest in mineral projects in exploration projects in South Africa, Canada, Colorado, USA and Mexico and currently does not claim to have any mineral reserves on any project. The common stock of Wits Basin trades on the Over-the-Counter Bulletin Board in the USA under the symbol "WITM".

Wits Basin holds a 35% equity interest in Kwagga Gold (Barbados) Limited ("Kwagga"), which, through its wholly-owned subsidiary Kwagga Gold (Proprietary) Limited holds mineral exploration rights in South Africa. This project is referred to as the "FSC Project". The exploration efforts being conducted are adjacent to the historic Witwatersrand Basin. The last completed drill hole on the property occurred in 2005. Wits Basin acquired the FSC Project from Hawk Precious Minerals Inc., a corporation formed under the laws of the Providence of Ontario, Canada ("Hawk") in June 2003.

Wits Basin also acquired from Hawk the "Holdsworth Project", which is located near the village of Hawk Junction, Ontario, Canada. Wits Basin's rights allow it to explore only through a limited surface depth, with the remaining below-surface rights belonging to Hawk. Because the book value of the Holdsworth Project had been reduced to zero as of 31 December 2005, and based on the estimated return on capital (against the estimated cash outlays to perform the required work), Wits Basin deems such project immaterial to its project portfolio.

Wits Basin entered into a formal asset purchase agreement in September 2006 to acquire the assets of the Hunter Gold Mining Corporation in September 2006, which assets include Bates-Hunter Mine, a prior producing gold mine from the 1860's until the 1930's located in Central City, Colorado, USA, the Golden Gilpin Mill located in Black Hawk, Colorado, USA and the associated real and personal property assets. The closing of the transaction contemplated by the asset purchase agreement is currently anticipated to occur sometime during the 2nd or 3rd quarter of 2007.

Wits Basin also owns a 25% undivided beneficial interest in "located mineral claims" in the property known as the Vianey Mine Concession located in the State of Guerrero, Mexico ("Vianey"). In addition to located mineral claims, Wits Basin's interest includes all surface rights, personal property and permits associated with Vianey and all other claims, leases and interests in minerals acquired within two kilometres of the external perimeter of Vianey. Wits Basin also owns the exclusive right and option to acquire up to an additional 25% undivided beneficial interest in the project.

Wits Basin, Hawk and MacDonald Mines Exploration Ltd. are parties to a joint venture agreement in respect of a VMS (volcanogenic massive sulphide) base metals project exploration project located in northern Ontario, Canada, of which Wits Basin and Hawk, in aggregate, are interested in 49% ownership of the project of which 24.50% is an interest of Wits Basin. Due to the limited possibility of return on capital, Wits Basin does not anticipate providing any significant funding for the foreseeable future and therefore, Wits Basin deems this project immaterial to its project portfolio.

Wits Basin has informed Enterprises that it is pursuing certain potential acquisition opportunities, as follows: (i) Xiaonanshan Iron Ore Mine in Anhui Province, PRC, the mining rights of which are held by Maanshan Xiaonanshan Mining Company Limited, (ii) Ma Tang Iron Ore Mine in Anhui Province, PRC, the mining rights of which are held by Maanshan Zhao Yuan Mining Company Limited, (iii) a processing plant in Anhui Province, PRC, owned by Nanjing Sudan Mining Company Limited, (iv) Laowan Iron Ore Mine in Hubei Province, the exploration rights of which are held by Hubei Yunxian Changjiang Mining Company Limited, (v) Taizhou Gold Mine, or (vi) Xing Wang Nickel Mine (the PRC mining properties in items (i) — (vi) are collectively referred to as the "PRC Mines".

Wits Basin has agreed with Enterprises in the Merger Agreement not to enter into definitive agreements with respect to the PRC Mines without first obtaining the prior approval of Enterprises. Further, there is no assurance that definitive agreements with respect to an acquisition of any of the PRC Mines will be executed or that the acquisition of any of the PRC Mines will be completed.

Based on the closing price of US$1.00 (approximately HK$7.80) per Wits Basin Share (of which 104,251,674 were in issue), Wits Basin Convertible Notes (of which 3,000,000 were in issue), Wits Basin Equity Acquisition Rights (of which 2,550,000 were in issue), Wits Basin Options (of which 15,602,000 were in issue) and Wits Basin Warrants (of which 22,798,833 were in issue) on the Last Full Dealing Day Minnesota time, the securities of Wits Basin to be acquired or cancelled in the Merger were valued at US$148,202,507 (approximately HK$1,155,979,555) in aggregate.

Based on the closing price of US$0.85 per Wits Basin Share (approximately HK$6.63) (of which 107,064,174 were in issue), Wits Basin Convertible Notes (of which 9,800,000 were in issue), Wits Basin Equity Acquisition Rights (of which 1,000,000 were in issue), Wits Basin Options (of which 15,279,500 were in issue) and Wits Basin Warrants (of which 14,438,273 were in issue) on 16 July 2007 Minnesota time, the securities of Wits Basin to be acquired or cancelled in the Merger were valued at US$125,444,655 (approximately HK$978,468,309) in aggregate.

Financial Information on Wits Basin

Based on Wits Basin's audited financial statements prepared under the standards of the Public Company Accounting Oversight Board of the USA (which standards may differ in material respects from those used in Hong Kong, resulting in financial statements that may not be readily comparable to financial statements prepared under standards applicable in Hong Kong), its financial results were as follows for the periods indicated:-

	Year ended 31 December 2005		**Year ended 31 December 2006**	
	US$	*HK$*	*US$*	*HK$*
Revenue	0	0	0	0
Loss from operations before income tax benefit and discontinued operations	(5,730,689)	44,699,374	(8,890,687)	69,347,358
Loss from continuing operations	(5,730,689)	44,699,374	(8,890,687)	69,347,358
Net loss	(5,730,689)	44,699,374	(8,890,687)	69,347,358

The audited net asset value of Wits Basin as at 31 December 2006 was approximately US$39,754 (approximately HK$310,081).

Wits Basin had aggregate cash and bank balances of US$85,910 (approximately HK$670,098) as at 31 December 2006.

The Form 10-KSB does not indicate beneficial owners of 5% or more of Wits Basin Shares, other than the persons specified below.

PRINCIPAL SHAREHOLDERS OF WITS BASIN

According to Wits Basin's annual report on Form 10-KSB filed with the SEC, as of 12 April 2007, the directors and officers of Wits Basin as a group (consisting of five persons, Mr. H. Vance White, Mr. Stephen D. King, Dr. Clyde L. Smith, Mr. Mark D. Dacko and Mr. Norman D. Lowenthal, being the senior management of Wits Basin) have beneficial ownership of in aggregate 9.0% of Wits Basin Shares, and Mr. Andrew Green, Mr. Thomas Brazil and Pacific Dawn Capital, being the Wits Basin Major Shareholders, are each the "beneficial" owner of 5% or more of Wits Basin Shares with beneficial ownership of 9.0%, 7.6% and 6.6%, respectively. All of these persons and Wits Basin are Independent Third Parties.

It should be noted that Enterprises has been advised that in this context (and unlike Hong Kong) "beneficial" ownership includes certain interests in rights to acquire shares that have not been issued.

The following information about the management of Wits Basin has been extracted from public filings in the USA.

H. Vance White was elected Chairman of the Board of Wits Basin in September 2006 and has been a director of Wits Basin since 26 June 2003. Since January 2003, Mr. White also served as President of Hawk Precious Minerals Inc., a Toronto based mineral exploration company and a director of various other companies. Since April 2001, Mr. White has also been a partner in Brooks & White Associates, an unincorporated partnership providing management, financial and/or investor relations services to junior companies primarily in the natural resources sector. Mr. White has been involved in the natural resource industry for over 30 years.

Dr. Clyde L. Smith was elected President of Wits Basin effective 15 September 2006. Since 1970, Dr. Smith has been sole owner and operator of CL Smith Consultants, an independent geological consulting firm. He is a registered Professional Engineer with the Association of Professional Engineers and Geoscientists of British Columbia. Dr. Smith has founded or co-founded five exploration companies and is responsible for the discovery of four deposits: the Jason lead-zinc-silver deposit, Yukon Territory, Canada; the Santa Fe gold deposit, Nevada USA; the North Lake gold deposit, Saskatchewan, Canada; and the Solidaridad gold-silver-copper deposit, Mexico.

Mark D. Dacko is a director, Chief Financial Officer and Secretary of Wits Basin. Prior to joining Wits Basin, Mr. Dacko had been Controller for PopMail.com.inc., a publicly held email/marketing services and restaurant company, Mr. Dacko was Controller for Woodroast Systems, Inc., a publicly held restaurant company based in the USA.

Information about Messrs. King and Lowenthal, the Wits Basin Designated Directors, is set out above under the heading "Enterprises Board". There is no family relationship between directors and executive officers of Wits Basin.

GENERAL

The Enterprises Shareholders Circular containing inter alia further particulars of the Merger and Wits Basin as required by the Listing Rules, an accountants' report on Wits Basin, a property valuation report on the property interests of Wits Basin and the Enterprises Group and a notice convening the Enterprises SGM will be sent to the Enterprises Shareholders as soon as is practicable. As Wits Basin is a minerals exploration company, Chapter 18 of the Listing Rules is applicable to the Merger under Rule 18.07 of the Listing Rules. Additional contents under Rule 18.09 of the Listing Rules including but not limited to the technical report of the natural resources and/or exploration rights held by Wits Basin will be included in the Enterprises Shareholders Circular. If it becomes apparent before the circular for the Enterprises SGM is posted that the Merger Agreement will not become unconditional there will be no Enterprises SGM and an appropriate announcement will be made.

As Completion is subject to the fulfilment of a number of conditions precedent the Merger may or may not be consummated. Investors should exercise caution when dealing in the Enterprises Shares and/or in the International Shares.

Trading in the Enterprises Shares and in the International Shares on the Stock Exchange was suspended at the request of Enterprises and International respectively with effect from 2:30 p.m. on 20 April 2007 pending the release of this announcement. International and Enterprises respectively have applied for a resumption of trading in the International Shares and Enterprises Shares with effect from 9:30 a.m. on 18 July 2007.

Definitions

In this announcement, unless the context otherwise requires, the following terms have the meanings set opposite them below:

"AMEX"	American Stock Exchange LLC;
"associates"	the meaning ascribed to it in the Listing Rules;
"business day"	any day on which the principal offices of the SEC in Washington, D.C., USA are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close and are not closed in Hong Kong or New York, USA;
"Code"	the Internal Revenue Code of 1986, as amended, of the USA;
"Competing Transaction"	with respect to Wits Basin or Enterprises, as the case may be, any (i) a transaction which, if consummated, would result in a third party acquiring (A) more than 20% of the equity securities of Wits Basin or of Enterprises, as the case may be, (B) more than 20% of the assets of Wits Basin and Wits Basin Subsidiaries, taken as a whole, or of Enterprises and the Enterprises Subsidiaries, taken as a whole; (ii) in the case of Wits Basin, any solicitation in opposition to approval and adoption of the Merger Agreement or the Merger by Wits Basin Shareholders; and (iii) in the case of Enterprises, any solicitation in opposition to approval of the Merger Agreement, the Merger and other Transactions by Enterprises Shareholders;
"Completion"	completion of the Merger pursuant to the Merger Agreement;
"Effect"	a change, event, violation, circumstance or effect;
"Effective Time"	the time when articles of merger are filed with the Secretary of State of the State of Minnesota, recording the Merger;

"Enterprises"	Easyknit Enterprises Holdings Limited, an exempted company incorporated in Bermuda with limited liability, the shares of which are listed on the Stock Exchange;
"Enterprises ADRs"	American Depositary Receipts, each of which will evidence one Enterprises ADS;
"Enterprises ADSs"	American Depositary Shares, each of which will represent the right to receive 100 Enterprises Shares;
"Enterprises Board"	the board of directors of Enterprises;
"Enterprises Board Recommendation"	the approval or recommendation by the Enterprises Board or any committee thereof of the Merger Agreement, the Merger or other Transactions;
"Enterprises Directors"	the Directors of Enterprises;
"Enterprises Group"	Enterprises and the Enterprises Subsidiaries;
"Enterprises Material Adverse Effect"	any Effect that, individually or when taken together with all other Effects that have occurred during the applicable measurement period prior to the date of determination of the occurrence of Enterprises Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, financial condition or results of operations of Enterprises and Enterprises Subsidiaries, taken as a whole, subject to certain exceptions;
"Enterprises Payment Event"	termination of the Merger Agreement pursuant to certain provisions permitting termination by Wits Basin on certain events including breach or if, both (A) prior to 31 December 2007 a Competing Transaction shall have been publicly announced or otherwise communicated to the Enterprises Board and not withdrawn, revoked or rejected prior to the date of termination of the Merger Agreement and (B) Enterprises, within 12 months after such termination, enters into a definitive agreement with respect to, or consummates a Competing Transaction (as if each reference to "20%" in the definition of Competing Transaction were a reference to "50%");

"Enterprises SGM"	the special general meeting of Enterprises to be convened for the purpose of approving, among other matters, the Merger and other transactions contemplated under the Merger Agreement;
"Enterprises Shares"	shares of HK$0.01 each in the share capital of Enterprises;
"Enterprises Shareholder(s)"	holder(s) of Enterprises Shares;
"Enterprises Shareholders Circular"	the circular to be issued by Enterprises to the Enterprises Shareholders giving further details of the Transactions and containing notice of the Enterprises SGM;
"Enterprises Subsidiary"	a subsidiary of Enterprises;
"Hong Kong"	the Hong Kong Special Administrative Region of the PRC;
"HK$"	Hong Kong dollar(s);
"HSR Act"	the Hart-Scott-Rodino Antitrust Improvements Act of 1976, of the USA, as amended;
"Independent Third Party"	a person that to the best of the Enterprises Directors' knowledge, information and belief having made all reasonable enquiry, is a third party independent of Enterprises and connected persons of Enterprises;
"International"	Easyknit International Holdings Limited, an exempted company incorporated in Bermuda with limited liability, the shares of which are listed in the Stock Exchange;
"International Shares"	shares of HK$0.01 each in the share capital of International;
"Last Full Dealing Day"	19 April 2007;
"Listing Rules"	the Rules Governing the Listing of Securities on the Stock Exchange;

"MBCA"	the Business Corporation Act of the State of Minnesota, USA;
"Merger"	the merger of Race with and into Wits Basin as described herein;
"Merger Agreement"	the Agreement and Plan of Merger and Reorganization among Enterprises, Race and Wits Basin dated 20 April 2007, as amended by an agreement supplemental thereto dated as of 21 May 2007;
"Merger Consideration"	the Enterprises ADSs, any cash to be paid in lieu of fractional Enterprises ADSs, and any Enterprises ADSs to be issued upon conversion or exercise of any Substitute Options, Substitute Warrants or Substitute Equity Rights;
"PRC" or "China"	The People's Republic of China, excluding Hong Kong, Macau and Taiwan;
"Race"	Race Merger, Inc., a wholly-owned subsidiary of Enterprises incorporated under the laws of the State of Minnesota, USA;
"SEC"	the Securities and Exchange Commission of the USA;
"SFC"	the Securities and Futures Commission of Hong Kong;
"Securities Act"	the United States Securities Act of 1933, as amended and the rules and regulations promulgated thereunder;
"Stock Exchange"	The Stock Exchange of Hong Kong Limited;
"Substitute Equity Rights"	rights to acquire newly issued Enterprises ADSs to be granted by Enterprises to holders of, and as a replacement of and substitution for, Wits Basin Equity Acquisition Rights;
"Substitute Options"	options to purchase Enterprises ADSs to be issued, as a result of the Merger, by Enterprises to holders of, and as a replacement of and substitution for, Wits Basin Options;

"Substitute Warrants"	warrants to purchase Enterprises ADSs to be issued, as a result of the Merger, by Enterprises to holders of, and as a replacement of and substitution for, Wits Basin Warrants;
"Surviving Corporation"	the meaning ascribed thereto in the section headed "The Merger Agreement" above;
"Takeovers Code"	the Hong Kong Code on Takeovers and Mergers;
"Transactions"	the transactions contemplated by the Merger Agreement;
"USA"	the United States of America;
"US$"	dollars of the USA;
"Wits Basin"	Wits Basin Precious Minerals Inc., a company incorporated under the laws of the State of Minnesota, USA;
"Wits Basin Board"	the board of directors of Wits Basin;
"Wits Basin Board Recommendation"	the approval or recommendation by the Wits Basin Board or any committee thereof of the Merger Agreement, the Merger or any other Transactions;
"Wits Basin Convertible Notes"	8.25% notes issued by Wits Basin and automatically convertible into Wits Basin Shares immediately prior to the Effective Time issued pursuant to a Convertible Notes Purchase Agreement, dated as of 10 April 2007, between China Gold, LLC, as purchaser, and Wits Basin, as issuer, as amended by an amendment agreement dated 19 June 2007;
"Wits Basin Designated Directors"	Mr. Stephen D. King and Mr. Norman D. Lowenthal;
"Wits Basin Equity Acquisition Rights"	rights to acquire new Wits Basin Shares from Wits Basin under currently existing contracts other than pursuant to Wits Basin Convertible Notes, Wits Basin Options or Wits Basin Warrants;
"Wits Basin Major Shareholders"	Mr. Andrew Green, Mr. Thomas Brazil and Pacific Dawn Capital;

"Wits Basin Material Adverse Effect"	any Effect that, individually or when taken together with all other Effects that have occurred during the applicable measurement period prior to the date of determination of the occurrence of Wits Basin Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, financial condition or results of operations of Wits Basin and Wits Basin Subsidiaries, taken as a whole, subject to certain exceptions;
"Wits Basin Managers"	Mr. H. Vance White, Mr. Stephen D. King, Dr. Clyde L. Smith, Mr. Mark D. Dacko and Mr. Norman D. Lowenthal being the Wits Basin Managers;
"Wits Basin Options"	options to purchase Wits Basin Shares under currently existing option agreements and related option plans of Wits Basin and under other agreements to which Wits Basin is a party but not including Wits Basin Equity Acquisition Rights or Wits Basin Warrants;
"Wits Basin Payment Event"	termination of the Merger Agreement pursuant to certain provisions permitting termination by Enterprises on certain events including breach or if, both (A) prior to 31 December 2007, a Competing Transaction shall have been publicly announced or otherwise communicated to the Wits Basin Board and not withdrawn, revoked or rejected prior to the date of termination of the Merger Agreement and (B) Wits Basin, within 12 months after such termination, enters into a definitive agreement with respect to, or consummates a Competing Transaction (as if each reference to "20%" in the definition of Competing Transaction were a reference to "50%");
"Wits Basin Shareholder(s)"	holder(s) of Wits Basin Shares;
"Wits Basin Shares"	shares of common stock, par value of US$ 0.01 per share, of Wits Basin that carry the right to participate in full in all dividends and distributions;

"Wits Basin Subsidiary"	each subsidiary of Wits Basin; and
"Wits Basin Warrants"	warrants to purchase Wits Basin Shares under currently existing warrant agreements of Wits Basin.

At the date of this announcement, the Board of International comprises Mr. Tse Wing Chiu, Ricky, Ms. Lui Yuk Chu and Mr. Kwong Jimmy Cheung Tim as executive directors and Mr. Wong Sui Wah, Michael, Mr. Tsui Chun Kong and Mr. Jong Koon Sang as independent non-executive directors.

At the date of this announcement, the Board of Enterprises comprises Mr. Tse Wing Chiu, Ricky, Ms. Lui Yuk Chu and Mr. Kwong Jimmy Cheung Tim as executive directors and Mr. Kan Ka Hon, Mr. Lau Sin Ming and Mr. Foo Tak Ching as independent non-executive directors.

Sums in this announcement expressed in US$ have been translated into HK$ at the rate US$1 = HK$7.8. Certain numbers have been rounded for simplicity. The effects of rounding are not material.

Information in this announcement relating to Wits Basin has been provided by Wits Basin and has not been independently verified.

By order of the Board of
EASYKNIT INTERNATIONAL HOLDINGS LIMITED
Tse Wing Chiu, Ricky
President and Chief Executive Officer

By order of the Board of
EASYKNIT ENTERPRISES HOLDINGS LIMITED
Tse Wing Chiu, Ricky
Chairman and Chief Executive Officer

Hong Kong, 17 July 2007

* *For identification only.*